As filed with the Securities and Exchange Commission on February 15, 2005.

Registration No. 333-120062

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

A.S.V., INC.

(Exact name of Registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1459569 (I.R.S. Employer Identification No.)

840 Lily Lane
P.O. Box 5160
Grand Rapids, Minnesota 55744
(218) 327-3434
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Gary D. Lemke
Chief Executive Officer
A.S.V., Inc.
840 Lily Lane
P.O. Box 5160
Grand Rapids, Minnesota 55744
(218) 327-3434
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Philip E. Bauer, Esq.
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, Minnesota 55402
(612) 340-2600

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject To Completion, Dated February 15, 2005

Prospectus

130,699 Shares

A.S.V., INC.

Common Stock

     This prospectus relates to the public offering, which is not being underwritten, of 130,699 shares of our Common Stock, par value $0.01 per share. The selling shareholder named in this prospectus together with any of its pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer, are collectively referred to in this prospectus as the selling shareholder. The selling shareholder may offer the shares from time to time.

     The prices at which the selling shareholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     We originally issued the shares in connection with a Merger Agreement, dated October 1, 2004, by and among Loegering Mfg. Inc., a North Dakota corporation, LMI Merger Corp., a North Dakota corporation and wholly owned subsidiary of the Company, The Marilyn A. Loegering Revocable Trust and Marilyn A. Loegering. We issued the shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided under its Section 4(2). We are registering the shares pursuant to the Merger Agreement.

     Our Common Stock is listed on the Nasdaq National Market under the symbol “ASVI.” On February 14, 2005, the average of the high and low price for the Common Stock on the Nasdaq National Market was $40.18 per share.

     Investment in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for factors you should consider before buying shares of our Common Stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

A.S.V., INC.
840 Lily Lane
Grand Rapids, Minnesota 55744
(218) 327-3434

The date of this prospectus is February 15, 2005.

Consent of Grant Thornton LLP

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The prospectus relates to 130,699 shares of our Common Stock which the selling shareholder named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

     These shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. The selling shareholder should not make an offer of these shares in any state where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

     You should read this prospectus together with the additional information described under the headings “Documents We Have Incorporated by Reference” and “Where You Can Find More Information.”

FORWARD LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in “Risk Factors” above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

     You should carefully consider the following risks before you decide to buy our Common Stock. You should also consider the information in this prospectus as well as the other documents incorporated by reference.

Our revenue and business would be harmed if Caterpillar ceased manufacturing and marketing products under our Loader Alliance Agreement.

     Under the terms of a Multi-Terrain Rubber-Tracked Loader Alliance Agreement we entered into with Caterpillar Inc. in October 2000 (the “Loader Alliance Agreement”), we agreed with Caterpillar to jointly develop and manufacture a five-model line of Caterpillar branded rubber tracked skid steer loaders called Multi-Terrain Loaders (the “Alliance Machines”). The term of the Loader Alliance Agreement expires October 31, 2005. These new loaders utilize Caterpillar’s skid steer technology and our rubber track undercarriage technology. All five models have been developed and are available to all Caterpillar dealers. The Alliance Machines are assembled in Sanford, North Carolina, at Caterpillar’s skid steer loader facility. The undercarriages are manufactured at our facility in Cohasset, Minnesota.

     The successful manufacturing and marketing of the Alliance Machines entail significant risks as described below:

•	The development and introduction of the Alliance Machines were scheduled on an aggressive time table and there exists the possibility this time table may not have detected all potential issues regarding the production or function of the machines. For example, in 2002, Caterpillar experienced production issues which caused them to stop production of the Alliance Machines. As a result, we did not ship undercarriages to Caterpillar while the production issues were resolved, resulting in decreased revenue to us. Additional production or other issues may be experienced by Caterpillar or us in the future, which could cause our sales of undercarriages to Caterpillar to decrease or terminate while the issues are resolved.

•	The overall market for rubber track machines is relatively new and the benefits of rubber track machines are not currently widely known. We and Caterpillar believe the market potential for rubber track machines justifies the necessary investment in the Alliance Machines. However, there is no assurance the Alliance Machines will attract sufficient demand to warrant their continued production and produce the returns anticipated by us and Caterpillar.

•	We will be relying significantly on Caterpillar for their continued interest in manufacturing and marketing the Alliance Machines. In 2003, sales to Caterpillar accounted for 54% of our net sales. For the nine months ended September 30, 2004, sales of MTL undercarriages to Caterpillar accounted for approximately 33% of our net sales. It is anticipated that MTL undercarriage sales to Caterpillar could account for approximately 40% of our net sales for the twelve months ended December 31, 2004. If Caterpillar stopped manufacturing the Alliance Machines, or stopped marketing the Alliance Machines to its dealers or Caterpillar dealers did not adequately promote the sale of the Alliance Machines, our revenue would be decreased and our business would be harmed.

•	As part of the Loader Alliance Agreement, we agreed not to manufacture machines that are similar to and would compete with the Alliance Machines. Also, we may not knowingly sell our undercarriages to any party who shall manufacture, or resell an undercarriage to a party who shall manufacture, a machine that substantially competes with the Alliance Machines. We may, however, continue to manufacture our own models that do not substantially compete with the Alliance Machines.

•	The Loader Alliance Agreement calls for us to receive a portion of the gross profit on the sale of the Alliance Machines to Caterpillar dealers. Therefore, a portion of our future revenue will be dependent on the success of Caterpillar in selling the Alliance Machines to Caterpillar dealers. In addition, the portion of the gross profit that we are expected to receive for two of the undercarriages sold to Caterpillar will be reduced by 33% effective January 1, 2005. The portion of the gross profit that we are expected to receive for the third undercarriage sold to Caterpillar will be reduced by 33% effective January 1, 2006. Both of these reductions would reduce the amount of gross profit we will recognize on the sale of these undercarriages to Caterpillar if the level of net sales in 2005 were to be the same as in 2004.

Our business could be materially harmed if Caterpillar did not actively support and cooperate with us to provide us with various commercial services.

     As a result of our transactions with Caterpillar, we may rely on commercial services provided by or through Caterpillar for the operation of our business, including marketing, development, warranty and parts services. As a result, to the extent we avail ourselves of these services, we may become dependent upon the cooperation of Caterpillar for the operation of our business.

     In connection with Caterpillar’s purchase of shares of our common stock and a warrant to purchase shares of our common stock in January 1999, we entered into several agreements with Caterpillar, including a Commercial Alliance Agreement, a Marketing Agreement and a Management Services Agreement. These agreements contemplate that we would also enter into several additional agreements with Caterpillar, including a Trademark and Trade Dress License Agreement, Supply Agreements, a Services Agreement, a Technology License Agreement and a Joint Venture Agreement (which agreements, together with the Commercial Alliance Agreement, the Marketing Agreement and the Management Services Agreement, we collectively refer to as the “Commercial Agreements”).

     Although Caterpillar is obligated under the terms of the Commercial Agreements to provide various services to us, including marketing, development, warranty and parts services, the specific obligations of Caterpillar under those agreements are not explicitly defined. Therefore, if Caterpillar chose not to cooperate with us in providing these services, it may be impractical for us to require Caterpillar to provide any such services to the extent necessary to be beneficial to us. If Caterpillar were to decide not to actively support and cooperate with us to provide us with these services, our business could be materially harmed.

Caterpillar has the ability to influence or control us, which could negatively affect other shareholders and could discourage offers by third parties to acquire us.

     Caterpillar owns approximately 25% of the outstanding shares of our Common Stock. Accordingly, Caterpillar has the ability to influence our business and operations to a certain extent. In addition to its rights as a shareholder to influence us, Caterpillar has the right to designate directors for election to the Board of Directors under the Securities Purchase Agreement between us and Caterpillar dated October 14, 1998, proportionate to its stock ownership interest, which increases Caterpillar’s ability to influence us. Currently, one of our nine directors has been designated by Caterpillar, despite the fact that Caterpillar would be entitled to designate two directors, assuming a board comprised of nine directors. If Caterpillar were to exercise its right to designate an additional director, based on its current stock ownership interest, we anticipate that, assuming there were no vacancies on our board, we would expand the size of our board and elect an additional director designated by Caterpillar.

     Given the significant percentage of the outstanding shares of our Common Stock owned by Caterpillar, third parties also may be discouraged from making an offer to acquire control or ownership of us.

If Caterpillar begins selling, or is perceived to be selling, its shares of our common stock, the market price of our common stock may fall.

     Caterpillar owns approximately 25% of the outstanding shares of our common stock. Under our agreements with Caterpillar, Caterpillar has agreed not to sell any shares of our Common Stock for so long as the Loader Alliance Agreement, as it may be amended, modified or supplemented from time to time, remains in effect. However, sales by Caterpillar of substantial amounts of our common stock, or the perception that such sales could take place, could negatively affect the market price of our common stock. If this happens, then stockholders may face difficulty in selling their shares and the price at which they sell their shares may be reduced.

If we are unable to manage growth effectively, our business, results of operations and financial condition would be materially adversely affected.

     Our management has had limited experience in managing companies experiencing growth like ours. Further growth and expansion of our business will place additional demands upon our current management and other resources. We believes that future growth and success depends to a significant extent on our ability to be able to effectively manage our growth in several areas, including, but not limited to: (i) production facility expansion/construction; (ii) entrance to new geographic and use markets; (iii) international sales, service and production; and (iv) employee and management development. No assurance can be given that our business will grow in the future and that we will be able to effectively manage such growth. If we are unable to manage growth effectively, our business, results of operations and financial condition would be materially adversely affected.

A disruption or termination of our relationships with certain suppliers could have a material adverse effect on our operations.

     Certain of the components included in our products are obtained from a limited number of suppliers, including the rubber track component used on our products. Disruption or termination of supplier relationships could have a material adverse effect on our operations. We believe that alternative sources could be obtained, if necessary, but the inability to obtain sufficient quantities of the components or the need to develop alternative sources, if and as required in the future, could result in delays or reductions in product shipments which in turn may have an adverse effect on our operating results and customer relationships.

A number of our competitors have more resources and more established reputations than us. If we do not compete effectively, our business will be harmed.

     Companies whose products compete in the same markets as the Posi-Track have substantially more financial, production and other resources than us, as well as established reputations within the industry and more extensive dealer networks. For the nine months ended September 30, 2004, sales of Posi-Track products accounted for approximately 52% of our net sales. Also, the growth potential of the markets being pursued by us could attract more competitors. There can be no assurance that we will be able to compete effectively in the marketplace or that we will be able to establish a significantly dominant position in the marketplace before our potential competitors are able to develop similar products.

If our rubber track vehicles do not continue to receive market acceptance, our operating results will be harmed.

     Our success is dependent upon increasing market acceptance of rubber track vehicles in the markets in which our products compete. Most small to medium sized tractor-type vehicles in competition with the Posi-Track are wheeled vehicles and most track-driven vehicles are designed for specific limited tasks. The market for rubber track vehicles is relatively new and there can be no assurance that our products will gain sufficient market acceptance to enable us to sustain profitable operations.

If we are not able to manage and integrate the operations of Loegering Mfg. Inc., our operating results will be harmed.

     On October 4, 2004, we acquired all the outstanding common stock of Loegering Mfg. Inc. (“Loegering”) of Casselton, North Dakota for a combination of cash and shares of our Common Stock. We have not previously been involved in an acquisition of this nature, and there can be no assurance that we will be able to successfully manage and integrate the operations of Loegering.

     The process of integrating Loegering may be a difficult and time-consuming process. In particular, the process of combining sales and marketing forces, consolidating administrative functions, and coordinating product offerings can take longer, cost more, and provide fewer benefits than initially anticipated. Management may face difficulties, delays and costs as it works to retain customers, to minimize the risk of loss or reduction of customer orders due to the potential for market confusion, hesitation and delay, to coordinate infrastructure operations in an effective and efficient manner and to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices. To the extent any of these events occurs, the benefits of the transaction may be reduced, at least for a period of time.

Our business may be adversely affected if we are unable to successfully develop new products or if new products developed are unable to gain market acceptance.

     We intend to increase our market penetration by developing and marketing new rubber-tracked vehicles and other new products. There can be no assurance that we will be able to successfully develop the new products, or that any new products developed by us will gain market acceptance.

     One of the expected benefits of the Loegering acquisition is future sales of its proprietary Versatile Track System® (VTS), which we expect to account for a majority of net sales of Loegering products in 2005. If we are unable to achieve our anticipated timing of introduction and sales of the VTS product, or if adequate quantities of raw materials to meet the expected demand for this product in 2005 are not available, the benefits of the transaction may be reduced or delayed for a period of time. Our business may also be adversely affected if the VTS product does not gain market acceptance as quickly as we anticipate or at all.

A cyclical, economic downturn in the construction and farm equipment industries could materially harm our business.

     The construction and farm equipment industries, in which the Posi-Track competes, have historically been cyclical. Sales of construction and agricultural equipment are generally affected by the level of activity in the construction and agricultural industries, including farm production and demand, weather conditions, interest rates and construction levels (especially housing starts). In addition, the demand for our products may be affected by the seasonal nature of the activities in which they are used and by overall economic conditions in general. Therefore, an economic downturn in the construction and farm equipment industries, which could result in part based upon seasonal factors, could materially harm our business.

The loss of the services of any key member of our management could have a material adverse effect on our ability to achieve our objectives.

     Our future success depends to a significant extent upon the continued service of certain key personnel, including our CEO, Gary Lemke. We have key-person life insurance on the life of Mr. Lemke, but we do not have an employment agreement with Mr. Lemke. The loss of the services of any key member of our management could have a material adverse effect on our ability to achieve our objectives.

We may face product liability claims, which could result in losses in excess of our insurance coverage or in our inability to obtain adequate insurance coverage in the future.

     Like most manufacturing companies, we may be subject to significant claims for product liability and may have difficulty in obtaining product liability insurance or be forced to pay high premiums. We currently have product liability insurance and have not been subject to material claims for product liability. However, there can be no assurance that we will be able to obtain adequate insurance in the future or that our present or future insurance would prove adequate to cover potential product claims.

Our business would be adversely affected if we are not able to protect our intellectual property rights or if we get involved in litigation relating to our intellectual property rights.

     We currently hold four patents on certain aspects of the steering, suspension and drive mechanisms used in certain of our products. We have also filed additional patent applications. There can be no assurance that the patents will be granted or that patents under any future applications will be issued, or that the scope of the current or any future patent will exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership to the patents and other proprietary rights held by us. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of our products or design around such patents. Litigation, which could result in substantial cost to and diversion of effort by us, may be necessary to enforce patents issued to us, to defend us against claimed infringement of the rights of others or to determine the ownership, scope or validity of our and other’s proprietary rights.

We may be unable to manufacture our products if either of our manufacturing facilities is damaged, destroyed or becomes otherwise inoperable.

     Our products are manufactured exclusively at our two manufacturing facilities in Grand Rapids and Cohasset, Minnesota and at our Loegering facility in Casselton, North Dakota. In the event that any of these manufacturing facilities were to be damaged or destroyed or become otherwise inoperable, we may be unable to manufacture our products for sale until the facility is either repaired or replaced, either of which could take a considerable period of time. Although we maintain business interruption insurance, there can be no assurance that such insurance would adequately compensate us for the losses we would sustain in the event that our manufacturing facilities were unavailable for any reason.

We are subject to extensive governmental regulations which are costly.

     Our operations, products and properties are subject to environmental and safety regulations by governmental authorities. We may be liable under environmental laws for waste disposal and releases into the environment. In addition, our products are subject to regulations regarding emissions and other environmental and safety requirements. While we believe that compliance with existing and proposed environmental and safety regulations will not have a material adverse effect on our financial condition or results of operations, there can be no assurance that future regulations or the cost of complying with existing regulations will not exceed current estimates.

ABOUT ASV

     A.S.V., Inc. was incorporated in Minnesota in July 1983 and our wholly-owned subsidiary, A.S.V. Distribution, Inc., was incorporated in Minnesota in January 1989. Our principal executive offices are located at 840 Lily Lane, Grand Rapids, Minnesota 55744 (telephone: (218) 327-3434).

     We design, manufacture and sell track-driven all-season vehicles. We have two principal product lines, the R-Series Posi-Track™ product line and the Multi-Terrain Loader, or MTL, undercarriage product line. Both of these product lines use a rubber track suspension system that takes advantage of the benefits of both traditional rubber wheels and steel tracks. Rubber track vehicles provide the traction, stability and low ground pressure necessary for operation on soft, wet, muddy, rough, boggy, slippery, snowy or hilly terrain, but, unlike steel track vehicles, can be driven on groomed, landscaped and paved surfaces without causing damage. Our products are versatile machines used in the construction, agricultural, landscaping, trail grooming and maintenance, vineyard, military, wildlife management and other markets. Our MTL undercarriages are sold to Caterpillar as a primary component on Caterpillar’s MTL product line.

     On October 4, 2004, we acquired Loegering Mfg. Inc. of Casselton, North Dakota in a merger transaction. Loegering is a manufacturer of over-the-tire steel tracks for wheeled skid-steers and also provides attachments for the skid-steer market. We acquired all the outstanding common stock of Loegering for $18.23 million through the issuance of approximately 430,000 shares of our common stock valued at $14.75 million and cash of $3.48 million. Of the ASV shares issued in the transaction, 130,699 shares are being registered for resale on a Form S-3 Registration Statement of which this prospectus is a part. Following completion of the transaction, Loegering became a wholly owned subsidiary of ASV. The acquisition has been accounted for as a purchase. In a related transaction, we acquired real property representing Loegering’s manufacturing facility from Loegering affiliates for $1.57 million in cash. The merger agreement between ASV, the former shareholder of Loegering and the other parties to the agreement provides for customary indemnification obligations on the part of the former shareholder of Loegering with respect to the shareholder’s representations about the Loegering business and an escrow funded in cash and shares of our common stock to secure these obligations.

USE OF PROCEEDS

     All net proceeds from the sale of the Common Stock covered by this prospectus will go to the selling shareholder who offers and sells its shares. We will not receive any proceeds from the sale of the Common Stock by the selling shareholder.

SELLING SHAREHOLDER

     The following table sets forth the number of shares of our Common Stock (the “Shares”) owned by the selling shareholder. In the past three years, the selling shareholder has not had a material relationship with us. No estimate can be given as to the number of Shares that will be held by the selling shareholder after completion of this offering because the selling shareholder may offer all or some of the Shares and because the selling shareholder has advised us that there currently are no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares covered by this prospectus may be offered from time to time by the selling shareholder named below.

	Shares Beneficially	Shares Which May Be
	Owned Prior To The	Sold Pursuant To This
Selling shareholder	Offering(1)	Prospectus(2)
The Marilyn A. Loegering Revocable Trust	130,699	130,699
TOTAL	130,699	130,699

(1)	Represents beneficial ownership of less than one percent of our outstanding capitalization.

(2)	The registration statement of which this prospectus forms a part also shall cover any additional shares of our Common Stock which become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

PLAN OF DISTRIBUTION

     We are registering the Shares on behalf of the selling shareholder who may sell the Shares from time to time. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholder may effect such transactions by selling the Shares to or through broker-dealers. The Shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which a broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     When selling the Shares, the selling shareholder may enter into hedging transactions. For example, the selling shareholder may:

•	enter into transactions after the date of this prospectus involving short sales of the Shares by broker-dealers;

•	sell Shares short themselves after the date of this prospectus and deliver the Shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver Shares to a broker-dealer or other person, who will then resell or transfer the Shares under this prospectus; or

•	loan or pledge the Shares to a broker-dealer or other person, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholder may negotiate and pay broker-dealers or other persons commissions, discounts or concessions for their services. Broker-dealers or other persons engaged by the selling shareholder may allow other broker-dealers or other persons to participate in resales. However, the selling shareholder and any broker-dealers or such other persons involved in the sale or resale of the Shares may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ or their affiliates’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If the selling shareholder qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

     In addition to selling its Shares under this prospectus, the selling shareholder may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the Shares, including liabilities arising under the Securities Act;

•	transfer its Shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell its Shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of Shares by the selling shareholder.

     The Shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of one business day prior to the commencement of such distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of Shares by the selling shareholder. We will make copies of this prospectus available to the selling shareholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares.

     Additional information related to the selling shareholder and the plan of distribution may be provided in one or more prospectus supplements.

     We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling shareholder will bear all commissions and discounts, if any, attributable to the sales of the Shares.

LEGAL MATTERS

     Dorsey & Whitney LLP, our outside legal counsel, has passed on the validity of the issuance of the shares of Common Stock offered by this prospectus.

EXPERTS

     Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS WE HAVE INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholder sells all the shares:

•	annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004;

•	current reports on Form 8-K dated January 5, January 22, June 4, July 13, July 19, October 5, October 7, December 17 and December 22, 2004 and January 18, 2005; and

•	description of our Common Stock contained in our registration statement on Form SB-2, filed with the SEC on July 7, 1994 and amended on August 3, 1994.

     All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

840 Lily Lane
P.O. Box 5160
Grand Rapids, Minnesota 55744
Attention: Secretary
Telephone number: (218) 327-3434

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the Nasdaq Stock Market, Inc., National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

     We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

130,699 SHARES

A.S.V., INC.

COMMON STOCK

PROSPECTUS

February 15, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses payable by the registrant in connection with the offering described in this registration statement.

SEC registration fee	$582
Legal fees and expenses	15,000
Auditors’ fees and expenses	15,000
Printing expenses	2,500
Miscellaneous expenses	1,918

TOTAL	$35,000

Item 15. Indemnification of Directors and Officers.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

     Article 8 of our Second Restated Articles of Incorporation, as amended to date, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, our directors shall not be liable to ASV or our shareholders for monetary damages for breach of fiduciary duty as a director.

     Section 9.01 of our Bylaws provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

     We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers ASV for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 16. Exhibits.

Exhibit No.	Description
2.1	Merger Agreement, dated as of October 1, 2004, by and among Loegering Mfg. Inc., a North Dakota corporation, LMI Merger Corp., a North Dakota corporation and wholly owned subsidiary of the Company, The Marilyn A. Loegering Revocable Trust and Marilyn A. Loegering (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 0-25620) filed on October 7, 2004)

Exhibit No.	Description
4.1	Specimen certificate for shares of the Registrant’s Common Stock (incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (File No. 33-61284C) filed on July 7, 1994)
5.1	Opinion of Dorsey & Whitney LLP as to the legality of the securities being registered and consent to the use of the opinion in this registration statement (previously filed)
23.1	Consent of Dorsey & Whitney LLP (included in opinion filed as Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
24.1	Power of Attorney (included on signature page in initial filing)

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Minnesota, on the 15th day of February, 2005.

A.S.V., INC.
By:	/s/ Gary D. Lemke
Gary D. Lemke
Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on February 15, 2005.

Signature	Title

/s/ Gary D. Lemke Gary D. Lemke	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)
/s/ Thomas R. Karges Thomas R. Karges	Chief Financial Officer (principal financial and accounting officer)
* Jerome T. Miner	Vice-Chairman of the Board and Director
* Edgar E. Hetteen	Vice President and Director
* Richard A. Benson	Director
James H. Dahl	Director
* Leland T. Lynch	Director
Edward J. Rapp	Director
* Karlin S. Symons	Director
R.E. Turner, IV	Director

By:	*/s/ Gary D. Lemke
Gary D. Lemke
Attorney-in-fact Date: February 15, 2005

INDEX TO EXHIBITS

Exhibit No.	Exhibit Title
2.1	Merger Agreement, dated as of October 1, 2004, by and among Loegering Mfg. Inc., a North Dakota corporation, LMI Merger Corp., a North Dakota corporation and wholly owned subsidiary of the Company, The Marilyn A. Loegering Revocable Trust and Marilyn A. Loegering (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 0-25620) filed on October 7, 2004)
4.1	Specimen certificate for shares of the Registrant’s Common Stock (incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (File No. 33-61284C) filed on July 7, 1994)
5.1	Opinion of Dorsey & Whitney LLP as to the legality of the securities being registered and consent to the use of the opinion in this registration statement (previously filed)
23.1	Consent of Dorsey & Whitney LLP (included in opinion filed as Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
24.1	Power of Attorney (included on signature page in initial filing)